UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 27, 2008

CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

550 West Main Street, Merced, California  95340
(Address of Principal Executive Offices) (Zip Code)

(209) 725-2200
(Company's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 27, 2008, Donald T. Briggs, a member of the Board of Directors of Capital Corp of the West (the “Company”), has been appointed chairman of the recently established Regulatory Oversight Committee (the “Committee”) of the Company and its subsidiary, County Bank (the “Bank”).  In this capacity he has agreed to work for the Company and the Bank on site at the Company’s offices at least four days a week, subject to exceptions approved by the Committee.

Mr. Briggs’s role will be to oversee the implementation of an action plan to respond to weaknesses in the Bank’s credit and accounting functions and the requirements of a formal agreement that the Company expects federal and state regulators to require the Bank to enter into with respect to its capital, asset quality, management, earnings, liquidity and sensitivity to market risk.  He will also coordinate the implementation of any recommendations that are provided by the Company’s consultants and are adopted by the Committee to address the regulatory and operational matters described above.  Finally he will have such other powers and authority as the Committee or full Board of Directors may delegate to him.  The Company and the Bank may terminate his employment at will. His appointment to this role is subject to the non-objection to the terms of employment by the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions.

Mr. Briggs, 62, was appointed as a director in 2007.  In 2005, he retired as a partner of the accounting firm KPMG LLP where he was responsible for the audit of private and public companies.  Although KPMG LLP was engaged as the Company’s independent accountants while Mr. Briggs was a partner at the firm, he did not work on any audit of the Company.  He is licensed as a certified public accountant.

Terms of Mr. Briggs’s employment include:
•	Salary at the rate of $100,000 per year.
•
An option to purchase 130,000 shares of the Company’s common stock at an exercise price not less than fair market value as of the date of grant. The option vests and becomes exercisable as to 39,000 shares on the date of grant and thereafter at the rate of 7,583 shares each month.  The option has a term of seven years.  The exercise price is $7.91 per share, the closing price on March 27, 2008.

•	Reimbursement of attorney’s fees incurred in negotiating his agreement.
•
The Company will provide Mr. Briggs with a furnished apartment or other suitable living accommodations in Merced (his usual residence is in the San Francisco Bay Area), a cell phone and a monthly auto allowance of $1,200.

•
If within the first 100 days of his employment Mr. Briggs resigns or is terminated for cause, (i) the option terminates in its entirety; and (ii) the Company will pay him an additional $40,000 per month compensation through date of termination, prorated for any partial month.

•
Cause, as defined in the agreement, means personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; willful violation of law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; willful or permanent breach of any obligations owed to the Company or the Bank under the employment agreement; or a directive from any bank regulatory agency to remove or suspend Mr. Briggs from his position as chair of the Regulatory Oversight Committee.

•
If he is terminated other than for cause, the portion of the option vested through date of termination will remain exercisable for the balance of the seven year term and he will receive the balance of base salary prorated through the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West
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(Company)

Dated: April 2, 2008	By: /s/ David A. Heaberlin
David A. Heaberlin
Executive Vice President/Chief Financial Officer